8180 Greensboro Drive
                                                             Suite 785
                                                     McLean, Virginia 22102-3888
                                                     Telephone:  (703) 883-1100
                                                      Facsimile: (703) 883-2511
                                                        E-mail bank@clark.net
  Breyer & Associates PC                              *Not admitted in Virginia
================================================================================
  ATTORNEYS AT LAW*

                                              March 19, 2004


Boards of Directors
Home Federal Savings and Loan Association of Nampa
Home Federal Bancorp, Inc.
500 12th Avenue South
Nampa, Idaho 83653

     Re: Federal Income Tax Consequences Relating to Proposed Holding Company Conversion of Home Federal Savings and Loan Association of Nampa
           --------------------------------------------------------------------

To the Boards of Directors:

         In accordance with your request, set forth herein is the opinion of this firm relating to federal income tax consequences of (i) the proposed conversion of Home Federal Savings and Loan Association of Nampa (the "Association") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Converted Bank") (the "Stock Conversion") and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by a parent holding company formed at the direction of the Board of Directors of the Association and known as "Home Federal Bancorp, Inc." (the "Holding Company").

         For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion as adopted by the Association's Board of Directors on March 16, 2004 (the "Plan"); the mutual charter and bylaws of the Association; the certificate of incorporation and bylaws of the Holding Company; the factual information in the Affidavit of Representations dated March 12, 2004 provided to us by the Association and the Holding Company (the "Affidavit") and the Prospectus (the "Prospectus") included in the Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("SEC"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

                                   BACKGROUND
                                   ----------

         Based solely upon our review of such documents, and upon such factual information as the Association and the Holding Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth herein a general

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Boards of Directors
Home Federal Savings and Loan Association of Nampa
Home Federal Bancorp, Inc.
March 19, 2004
Page 2


summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.

         The Association is a federally-chartered mutual savings and loan association which is in the process of converting to a federally-chartered stock savings bank. The Association was initially organized in 1920. The Association is a member of the Federal Home Loan Bank System and its deposits are federally insured under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Association's and the Holding Company's principal executive offices are located in Nampa, Idaho.

         The Association is a community-oriented financial institution primarily serving Ada, Canyon, Elmore and Gem County, Idaho. The Association is engaged primarily in the business of attracting deposits from the general public and using such funds to originate loans secured by first mortgages on owner-occupied, residential real estate, residential development and construction, and commercial real estate. At December 31, 2003, the Association had total assets of $474.3 million, deposit accounts of $304.8 million and equity of $41.4 million, on a consolidated basis.

         As a federally-chartered mutual savings and loan associaiton, the Association has no authorized capital stock. Instead, the Association, in mutual form, has a unique equity structure. A savings depositor of the Association is entitled to payment of interest on his account balance as declared and paid by the Association, but has no right to a distribution of any earnings of the Association except for interest paid on his deposit. Rather, such earnings become retained earnings of the Association.

         However, a savings depositor does have a right to share pro rata, with respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Association is ever liquidated. Savings depositors and certain borrowers are members of the Association and thereby have voting rights in the Association. Each savings depositor is entitled to cast votes in proportion to the size of their account balances or fraction thereof held in a withdrawable deposit account of the Association, and each borrower member is entitled to one vote in addition to the votes (if any) to which such person is entitled in such borrower's capacity as a savings depositor of the Association. All of the interests held by a savings depositor in the Association cease when such depositor closes his accounts with the Association.

         The Holding Company was incorporated on March 17, 2004 under the laws of the State of Delaware as a general business corporation in order to act as a savings institution holding company. The Holding Company has an authorized capital structure of 30,000,000 shares of common stock and 2,000,000 shares of preferred stock.

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                                                          Breyer & Associates PC
                                                          ======================

Boards of Directors
Home Federal Savings and Loan Association of Nampa
Home Federal Bancorp, Inc.
March 19, 2004
Page 3


                              PROPOSED TRANSACTION
                              --------------------

         Management of the Association and the Holding Company believes that the Stock Conversion offers a number of advantages which will be important to the future growth and performance of the Holding Company and the Converted Bank in that it is intended to support the Association's current lending and investment activities and also support possible future expansion and diversification of operations; afford the Association's members and others the opportunity to become stockholders of the Holding Company and participate more directly in, and contribute to, any future growth of the Holding Company and the Converted Bank; and enable the Holding Company and the Converted Bank to raise additional capital in the public equity or debt markets should the need arise.

         Accordingly, pursuant to the Plan, the Association will undergo the Stock Conversion whereby it will be converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank to be known as Home Federal Bank. As part of the Stock Conversion, the Association will amend its existing mutual savings and loan association charter and bylaws to read in the form of a federal stock charter and bylaws. The Converted Bank will then issue to the Holding Company shares of the Converted Bank's common stock representing all of the shares of capital stock to be issued by the Converted Bank in the Conversion, in exchange for payment by the Holding Company of 50% of the net proceeds realized by the Holding Company from the sale of its Common Stock, less amounts necessary to fund the Employee Stock Ownership Plan of the Holding Company, or such other percentage as the Office of Thrift Supervision (the "OTS") may authorize or require.

         Also pursuant to the Plan, the Holding Company will offer its shares of Common Stock for sale in a Subscription Offering and, if necessary, a Direct Community Offering, Syndicated Community Offering and Public Offering. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan and the total number of shares of Common Stock to be offered in the Conversion will be determined by the Boards of Directors of the Association and the Holding Company on the basis of the estimated pro forma market value of the Converted Bank as a subsidiary of the Holding Company. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The Stock Conversion, including the sale of newly issued shares of the stock of the Converted Bank to the Holding Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.

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                                                          Breyer & Associates PC
                                                          ======================

Boards of Directors
Home Federal Savings and Loan Association of Nampa
Home Federal Bancorp, Inc.
March 19, 2004
Page 4

         Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to nontransferable subscription rights on the basis of preference categories in the following order of priority:

         (1)      Eligible Account Holders;

         (2)      Tax-Qualified Employee Stock Benefit Plans;

         (3)      Supplemental Eligible Account Holders; and

         (4)      Other Members.

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Direct Community Offering in the following order of priority:

         (a) Natural persons residing in Ada, Canyon, Elmore and Gem County, Idaho, the counties in which the Association maintains offices; and

         (b)      The general public.

         Any shares of Common Stock not subscribed for in the Direct Community Offering, if any, may be offered to certain members of the general public on a best efforts basis by a syndicate of broker-dealers in a Syndicated Community Offering and/or an underwritten firm commitment offering to the public through one or more underwriters in a public offering.

         The Plan also provides for the establishment of a Liquidation Account by the Association for the benefit of all Eligible Account Holders and any Supplemental Eligible Account Holders in an amount equal to the total net worth of the Association as of the date of the latest statement of financial condition contained in the final Prospectus issued in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Converted Bank. The account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Converted Bank in event of liquidation prior to any liquidation distribution being made with respect to capital stock.

         Following the Stock Conversion, voting rights in the Converted Bank shall be vested in the sole holder of stock in the Converted Bank, which will be the Holding Company. Voting rights in the Holding Company after the Stock Conversion will be vested in the holders of the Common Stock.

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                                                          Breyer & Associates PC
                                                          ======================

Boards of Directors
Home Federal Savings and Loan Association of Nampa
Home Federal Bancorp, Inc.
March 19, 2004
Page 5

         The Stock Conversion will not interrupt the business of the Association. The Converted Bank will continue to engage in the same business as the Association immediately prior to the Stock Conversion, and the Converted Bank will continue to have its savings accounts insured by the SAIF. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Stock Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in the Stock Conversion. All loans of the Association will remain unchanged and retain their same characteristics in the Converted Bank.

         The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Association's members called to vote on the Plan.

         Immediately prior to the Conversion, the Association will have a positive net worth determined in accordance with generally accepted accounting principles.

                                     OPINION
                                     -------

         Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

         1. The Stock Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Association or the Converted Bank as a result of the Stock Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78).

         2. The assets of the Association will have the same basis in the hands of the Converted Bank as in the hands of the Association immediately prior to the Stock Conversion (Section 362(b) of the Code).

         3. The holding period of the assets of the Association to be received by the Converted Bank will include the period during which the assets were held by the Association prior to the Stock Conversion (Section 1223(2) of the Code).

         4. No gain or loss will be recognized by the Converted Bank on the receipt of money from the Holding Company in exchange for shares of common stock of the Converted Bank (Section 1032(a) of the Code). The Holding Company will be transferring solely cash to the Converted Bank in exchange for all the outstanding


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                                                          Breyer & Associates PC
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Boards of Directors
Home Federal Savings and Loan Association of Nampa
Home Federal Bancorp, Inc.
March 19, 2004
Page 6

                  capital stock of the Converted Bank and therefore will not recognize any gain or loss upon such transfer (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B. 101).

         5. No gain or loss will be recognized by the Holding Company upon receipt of money from stockholders in exchange for shares of Common Stock (Section 1032(a) of the Code).

         6. No gain or loss will be recognized by the Eligible Account Holders and Supplemental Eligible Account Holders of the Association upon the issuance to them of deposit accounts in the Converted Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Association held immediately prior to the Stock Conversion (Section 1001(a) of the Code; Treas. Reg. ss.1.1001- 1(a)).

         7. The tax basis of the Eligible Account Holders' and Supplemental Eligible Account Holders' savings accounts in the Converted Bank received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Association surrendered in exchange therefor (Section 1012 of the Code).

         8. It is more likely than not that the fair market of the subscription rights is zero. Accordingly, no gain or loss will be recognized by recipients of subscription rights upon the distribution to them of the nontransferable subscription rights. Gain or loss, if any, will be realized by the deposit account holders of the Association upon the constructive receipt of their interest in the liquidation account of the Converted Bank. Any such gain will be recognized by the Association deposit account holders, but only in an amount not in excess of the fair market value of the liquidation account. (Section 1001 of the Code; Paulsen v. Commissioner, 469 U.S. 131 (1985); Rev. Rul. 69-646, 1969-2 C.B. 54.; Rev. Rul.
                  56-572, 1956-2 C.B. 182)

         9. The basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by the Converted Bank pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

         10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion (Rev. Rul. 56-572, 1956-2 C.B. 182).

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                                                          Breyer & Associates PC
                                                          ======================

Boards of Directors
Home Federal Savings and Loan Association of Nampa
Home Federal Bancorp, Inc.
March 19, 2004
Page 7

         11. The basis of the Common Stock acquired in the Stock Conversion will be equal to the purchase price of such stock, increased, in the case of such stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

         12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Direct Community Offering or Syndicated Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

         Our opinion in paragraph 8 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. This opinion is based on the conclusion that the subscription rights have a fair market value of zero. We note that the subscription rights will be available to the recipients without cost, will be legally non-transferable and of short duration, and will afford the recipients the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the Direct Community, Syndicated Community and Public Offering, if any. We further note that we are not aware of the Internal Revenue Service claiming in any similar transaction that subscription rights have any market value. Because there are no judicial opinions or official Internal Revenue Service positions on this issue, our opinion related to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Our conclusion is supported by a letter from RP Financial, LC., which states that the subscription rights have no ascertainable market value. If the Internal Revenue Service disagrees with this valuation of subscription rights and determines that such subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and the Company should recognize gain on the distribution of these rights. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

                                SCOPE OF OPINION
                                ----------------

         Our opinion is limited to the material federal income tax matters of the transaction proposed as it relates to the Company, the Association and the recipients of subscription rights. Except as set forth above, we express no opinion as to any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be

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                                                          Breyer & Associates PC
                                                          ======================

Boards of Directors
Home Federal Savings and Loan Association of Nampa
Home Federal Bancorp, Inc.
March 19, 2004
Page 8

affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                    CONSENTS
                                    --------

         We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Stock Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.70(a) therein.

         We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Association's Application for Conversion on Form AC ("Form AC"), respectively, and any amendments thereto, and to the references to our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "Home Federal's Conversion - Effects of the Conversion - Tax Effects of the Conversion" and "Legal and Tax Opinions."


                                       Very truly yours,


                                       /s/ BREYER & ASSOCIATES PC
                                       -----------------------------------------
                                       BREYER & ASSOCIATES PC